For Immediate Release
December 13, 2007

Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – December 13, 2007 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.09 per share cash dividend to shareholders of record date January 15, 2008, payable February 1, 2008.

In announcing the dividend, Chairman William C. Hanse and President and Chief Executive Officer Paul Van Ostenbridge stated, “The Corporation continues to perform well given the current interest rate environment and as a result, we are pleased to recognize shareholders with this cash dividend. This dividend represents the forty-first consecutive quarterly dividend paid by the Stewardship Financial Corporation. The Atlantic Stewardship Bank, subsidiary of Stewardship Financial Corporation will open its newest branch at 33 Sicomac Road, North Haledon, New Jersey next week. This is the third new branch established by the Bank in 2007.”

This dividend is in the same amount per share as the cash dividend paid in the first quarter of 2007, but represents a 5 percent increase over the first quarter cash dividend paid in 2007, as adjusted for the 5 percent stock dividend paid in November 2007.

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2 offices), Ridgewood, Montville, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey. The Bank will open its thirteenth branch in North Haledon, New Jersey in December. Atlantic Stewardship Bank opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations, Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.